EXHIBIT 15.5

November 6, 2026

To the Board of Directors and Shareholder of
Sierra Pacific Power Company
6100 Neil Road
Reno, Nevada 89511

We are aware that our report dated November 6, 2026, on our review of the interim financial information of Sierra Pacific Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, is incorporated by reference in Registration Statement No. 333-285816 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada